Exhibit 5.1

December 1, 2023

Uniti Group Inc.

2101 Riverfront Drive, Suite A,

Little Rock, Arkansas 72202

Re:	Registration Statement on Form S-3 (File No. 333-271693)

Ladies and Gentlemen:

We have acted as special counsel to Uniti Group Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the resale of up to 50,452,659 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), by the stockholders of the Company named under the caption “Selling Stockholders” in the Prospectus Supplement (as defined below). The offering and sale of the Shares are covered by the above-referenced registration statement on Form S-3 (together with all amendments thereto, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are issuable upon the conversion of $306,500,000 aggregate principal amount of 7.50% Convertible Senior Notes due 2027 (the “Notes”) issued by the Company in private transactions that closed on December 12, 2022 and December 23, 2022.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement and the base prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act;

2.       The prospectus supplement, dated December 1, 2023, in the form in which it was transmitted to the Commission under the Securities Act (the “Prospectus Supplement”);

3.       the Articles of Amendment and Restatement of Holdings, which were accepted by the State Department of Assessments and Taxation of Maryland (the “SDAT”) as of April 10, 2015, as amended through (i) the Articles of Amendment (changing the name of Holdings) filed by Holdings on February 22, 2017, (ii) the Articles of Amendment to Articles Supplementary filed by Holdings on May 9, 2017, (iii) the Resident Agent Change of Address filed by Holdings resident agent on June 19, 2017, (iv) the Articles of Amendment (amending Article Eight) filed by Holdings on May 18, 2018, (v) the Resolutions to Change Principal Office or Resident Agent filed by Holdings on January 29, 2020, and (vi) the Resolutions to Change Principal Office or Resident Agent filed by the Company on May 17, 2022 (the foregoing, collectively, the “Charter”);

4.       the Amended and Restated Bylaws of Holdings, which were adopted by the Board of Directors of Holdings as of April 9, 2015, as amended February 27, 2017, May 1, 2017, and November 1, 2023;

5.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.       The Registration Rights Agreement, dated as of December 12, 2022, by and among the Company and Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., on behalf of the initial purchasers of the Notes;

7.       Certain resolutions adopted by the Board of Directors of the Company relating to, among other matters, authorization of the filing of the Registration Statement, the execution and delivery of the Registration Rights Agreement and the registration and issuance of the Shares (the “Resolutions”); and

8.       Such other documents, statutes, ordinances, regulations, certificates and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.       The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article Seven of the Charter.

6.       The Notes have been duly authorized and validly issued by the Company.

7.       Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a corporation, validly existing and in good standing under the laws of the State of Maryland.

2.       The issuance of the Shares has been duly authorized and, when and to the extent issued upon the exchange of the Notes in accordance with the Registration Statement, the Prospectus Supplement, the Notes, the indenture governing the Notes and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Kutak Rock LLP